EXHIBIT 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

Green Circle Decarbonize Technology Limited

(Exact Name of Registrant as Specified in its Charter)

	Security Type (1)	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (5)

Fees to Be Paid	Ordinary Shares, par value $0.001 per share, to be sold by the Registrant (3)	Equity	457	(a)	2,875,000	$4.00	$11,500,000	0.00015310	$1,760.65
Fees to be Paid	Ordinary Shares, par value $0.001 per share, to be sold by the Selling Shareholders (4)	Equity	457	(a)	1,800,000	4.00	7,200,000	0.00015310	$1,102.32
	Representative’s Warrant (5)	Equity	457	(g)	–	–	–	–	–
Fees to Be Paid	Ordinary Shares, par value $0.001 per share, underlying Representative’s Warrant, with each Warrant being comprised of 1 Ordinary Share (6)	Equity	457	(g)	143,750	$4.00	$575,000	0.00015310	$88.03

	Total Offering Amounts						$19,275,000	0.00015310	$2,951.00
	Total Fees Previously Paid (7)								$6,893.00
	Total Fee Offsets								$–
	Net Fee Due								$0.00

(1)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional Ordinary Shares (“Shares” or “Ordinary Shares”) as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Includes up to an additional 375,000 Shares that the underwriters have the option to purchase pursuant to their over-allotment option, if any.

(4)	The registration statement also covers the resale by selling shareholders of the registrant of up to 1,800,000 Shares previously issued to the selling shareholders as named in the registration statement. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(5)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(6)	The Representative’s Warrant is exercisable into a number of Shares equal to 5% of the number of Shares (including the over-allotment option of 375,000 Shares) sold in this offering, all at an exercise price per share equal to 100% of the initial public offering price per Share sold in this offering.

(7)	The Registrant previously paid $6,893.00 in connection with the initial filing of this registration statement for a proposed maximum aggregate offering price of $45,022,875.00 at a registration fee rate of $153.10 per million.